FIRST UNITED CORPORATION ANNOUNCES SECOND
QUARTER EARNINGS

OAKLAND, MARYLAND—August 6, 2008: First United Corporation (Nasdaq: FUNC), a financial holding company and the parent company of First United Bank & Trust, announces net income for the quarter ended June 30, 2008 of $4.1 million, or earnings per share of $.68, compared to $3.2 million, or earnings per share of $.52, for the second quarter of 2007. This increase in net income resulted from increased earnings on interest-earning assets, primarily from a restructuring of the investment portfolio, as well as leverage strategies implemented throughout 2007 and the first half of 2008 and reduced interest expense on our deposit products and other liabilities. As a result, our net interest income for the second quarter of 2008 increased $2.3 million when compared to the same time period of 2007. Our net interest margin increased from 3.55% for the second quarter of 2007 to 3.77% for the second quarter of 2008. We also recognized increased service charge income and insurance commissions during the second quarter of 2008.

According to William B. Grant, Chief Executive Officer and Chairman of the Board, “Our impressive 2008 year-to-date financial performance is the direct result of the hard work and dedication of the employees and management team at First United. We have made many strategic decisions over the past few years to position our company for sustained earnings growth. Our team of highly trained and knowledgeable employees has successfully implemented our strategies by focusing on our commitment to identify and fulfill the needs of our customer base. This is reflected in our improved net interest margin, solid loan and deposit growth and increased fee income. We are pleased to provide our shareholders with solid earnings growth during this challenging financial environment.”

Net income for the first six months of 2008 was $7.25 million ($1.19 earnings per share), compared to $5.3 million ($.86 earnings per share) for the first six months of 2007. The increase in net income resulted primarily from a non-recurring pre-tax charge of approximately $1.6 million ($1.0 million or $.18 per share, net of tax) associated with the transfer of certain investment securities from the available-for-sale category to the trading category during the first quarter of 2007 and the subsequent sale of those securities during the second quarter of 2007. As a result of loan growth and the above mentioned restructuring of the investment portfolio and leverage strategies, our net interest income for the first six months of 2008 increased $4.3 million when compared to the same period of 2007 and our net interest margin increased from 3.46% in the first six months of 2007 to 3.67% in the first six months of 2008. The provision for loan losses was $2.4 million for the six months ended June 30, 2008, compared to $.5 million for the same period of 2007. The increased provision is due to an increase in net charge-offs and non-accrual loans, loan growth and declining economic indicators during the first six months of 2008.

For the six-month period ended June 30, 2008, the Corporation’s annualized return on average assets and average shareholders’ equity were .93% and 14.16%, respectively, compared to .77% and 10.72%, respectively, for the same period in 2007.

Total assets were $1.59 billion at June 30, 2008, an increase of $115.6 million (7.8%) since December 31, 2007. During this time period, gross loans increased $35.8 million, cash and interest-bearing deposits in banks decreased $2.0 million and our investment portfolio increased $66.1 million. Total liabilities increased by approximately $125.6 million during the first six months of 2008, reflecting increases in total deposits of $37.5 million and an increase in long-term borrowings of $99.5 million offset by a decrease in short-term borrowings of $13.7 million. The increases in long-term borrowings reflect the funding of the leverage strategies implemented in late 2007 and the first half of 2008 and management’s desire to lengthen the duration of liabilities in anticipation of rising interest rates.

Our performance ratios improved during the first six months of 2008 when compared to the same period of 2007 due to the recognition of the $1.6 million pre-tax loss on the transfer and sale of investment securities in 2007. Our 2008 year-to-date actual results, 2007 year-to-date actual results and 2007 year-to-date results exclusive of the impact of the non-recurring securities losses and associated taxes are presented in the following table:

	For the six months ended
	June 30, 2008	June 30, 2007
	Actual	Actual	Excluding Securities Loss and associated tax
Net Income	$7,249	$5,266	$6,318
Earnings Per Share	$1.19	$.86	$1.04
Return on Average Equity	14.16%	10.72%	12.86%
Return on Average Assets	.93%	.77%	.93%

Gross loans were $1.08 billion at June 30, 2008, compared to $1.04 billion at December 31, 2007, an increase of $35.8 million (3.42%). Continued growth in commercial loans ($40.6 million) and in the residential mortgage portfolio of ($7.7 million) was offset by a decline in our installment portfolio ($13.5 million). The decrease in installment loans is primarily attributable to a decline in the indirect loan portfolio resulting from a slowdown in economic activity and management’s de-emphasis of this form of lending product. The growth in the commercial portfolio is a result of both in-house production and commercial participations with other institutions. At June 30, 2008, approximately 77% of the commercial loan portfolio was collateralized by real estate.

Total deposits were $1.13 billion at June 30, 2008, compared to $1.09 billion at December 31, 2007, an increase of $37.5 million. Interest-bearing demand deposits decreased $28.6 million and time deposits increased $52.9 million due to a shift of brokered money market funds to longer-term brokered time deposits and a successful retail promotion of three and five-year time deposit products. We have shifted our focus to longer-term liabilities as we anticipate a flat to rising interest rate environment.

Comparing June 30, 2008 to December 31, 2007, shareholders’ equity decreased 10.0%, from $104.7 million to $94.6 million, resulting in a decrease in book value per share from $17.05 at December 31, 2007 to $15.50 at June 30, 2008. This decline is attributable to the unrealized losses on investment securities which are reported in capital through Other Comprehensive Income (Loss). At June 30, 2008, there were 6,105,008 issued and outstanding shares of the Corporation’s common stock.

Net- Interest Income (Tax Equivalent Basis)

Net interest income increased $4.4 million during the first six months of 2008 over the same period in 2007, due to a $3.5 million (7.9%) increase in interest income and a decrease of $.8 million (3.6%) in interest expense. The increase in interest income resulted from an increase in average interest-earning assets of $175.3 million (13.9%) during the first six months of 2008 when compared to the first six months of 2007. The increase in interest-earning assets is primarily attributable to the growth that we experienced in both our loan portfolio and in our investment portfolio during the latter half of 2007 and the beginning of 2008 as a consequence of the leverage strategies that we have implemented.

Interest expense decreased during the first half of 2008 when compared to the same period of 2007. Average interest-bearing liabilities increased in the first six months of 2008 by $225.8 million when compared to the same time period for 2007, with average interest-bearing deposits increasing by approximately $158.9 million since June 30, 2007. The effect of the decreasing rate environment resulted in an 82 basis point decrease in the average rate paid on our average interest-bearing liabilities from 4.20% for the six months ended June 30, 2007 to 3.38% for the same period of 2008. The net result of the aforementioned factors was a 21 basis point increase in the net interest margin during the first six months of 2008 to 3.67% from 3.46% during the same period of 2007.

Net interest income for the second quarter of 2008 increased $2.4 million when compared to the same period of 2007 due to a $1.0 million increase in interest income accompanied by a decrease in interest expense of $1.3 million.

Asset Quality

The ratio of non-performing and 90 days past-due loans to total loans at June 30, 2008 was 1.16%, compared to .83% at December 31, 2007 and .36% at June 30, 2007. The ratio of non-performing and 90 days past-due loans to total assets at June 30, 2008 was .78%, compared to .59% at December 31, 2007 and .25% at June 30, 2007. Problem accrual loans were $12.5 million at June 30, 2008, a $3.8 million increase since December 31, 2007. This increase is directly attributable to the movement of two commercial loans to non-accrual status. Management has performed an extensive review of these loan relationships and believes that the collateral securing the loans is adequate to protect our interests.

The allowance for loan losses increased to $8.9 million at June 30, 2008, compared to $7.3 million at December 31, 2007. The provision for loan losses was $2.4 million for the first six months of 2008, compared to $.5 million for the same period of 2007. The increase in the provision for loan losses in the first six months of 2008 compared to the same period of 2007 was in response to the increase in net charge-offs, loan growth, the results of our quarterly review of current economic conditions and trends, and specific allocations for impaired loans. As part of our loan review process, management has noted an increase in foreclosures and bankruptcies in the geographic areas where we operate. Additionally, the current economic environment has caused a decline in real estate sales. Consequently, we have closely reviewed and applied a sensitivity analysis to collateral values to help ensure that we adequately measure potential future losses. Where necessary, we have obtained new appraisals on collateral. Specific allocations have been provided in all instances where we have identified probable losses.

Non-Interest Income and Non-Interest Expense

Other operating income increased $2.5 million during the first six months of 2008 when compared to the same period of 2007. The increase was a result of the recognition in the first six months of 2008 of $.5 million in securities gains from sales and calls in our investment portfolio, compared to a $1.6 million securities loss recognized in the same period of 2007. Other income for the second quarter of 2008 increased $.6 million when compared to the second quarter of 2007. Insurance commissions increased 9.7% in the second quarter when compared to the same period in 2007 due in part to the acquisition of books of business in 2007.

Other operating expenses increased $1.9 million in the first six months of 2008 when compared to the same time period of 2007. For the second quarter of 2008, other operating expenses increased .8 million when compared to the second quarter of 2007. The increases for both time periods were due to increases in personnel expenses that resulted from the hiring of several regional market presidents to strengthen our presence in key market areas and to normal merit increases. Increased occupancy expenses are primarily attributable to our new operations center.

In July 2007, the Board of Directors approved the conversion of our core operating system, which was completed in April 2008. The expense for the conversion process is a large portion of the other expense category. We anticipate that this conversion will create operating efficiencies and better position the organization to respond to future advances in technology.

ABOUT FIRST UNITED CORPORATION

First United Corporation offers full-service banking products and services through its trust company subsidiary, First United Bank & Trust, and consumer finance products through its consumer finance subsidiaries, OakFirst Loan Center, Inc. and OakFirst Loan Center, LLC. The Corporation also offers a full range of insurance products and services to customers in its market areas through First United Insurance Group, LLC. These entities operate a network of offices throughout Garrett, Allegany, Washington, and Frederick Counties in Maryland, as well as Mineral, Hardy, Berkeley, and Monongalia Counties in West Virginia. The Corporation’s website is www.mybankfirstunited.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not represent historical facts, but are statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled “Risk Factors”.

FIRST UNITED CORPORATION
Oakland, MD
Stock Symbol : FUNC
(Dollars in thousands, except per share data)

	Three Months Ended			Six Months Ended
	unaudited			unaudited
	30-Jun	30-Jun	31-Mar	30-Jun	30-Jun
	2008	2007	2008	2008	2007
EARNINGS SUMMARY
Interest income	$23,851	$22,841	$23,858	$47,709	$44,259
Interest expense	$10,627	$11,947	$11,829	$22,456	$23,300
Net interest income	$13,224	$10,894	$12,029	$25,253	$20,959
Provision for loan and lease losses	$966	$367	$1,387	$2,353	$530
Noninterest income	$4,570	$4,018	$4,340	$8,910	$6,379
Noninterest expense	$10,651	$9,836	$10,354	$21,005	$19,079
Income taxes	$2,063	$1,504	$1,493	$3,556	$2,463
Net income	$4,114	$3,205	$3,135	$7,249	$5,266
Cash dividends paid	$1,224	$1,198	$1,226	$2,450	$2,397

	Three Months Ended
	unaudited
	30-Jun	30-Jun	31-Mar
	2008	2007	2008
PER COMMON SHARE
Earnings per share
Basic/Diluted	$0.68	$0.52	$0.51
Book value	$15.50	$15.90	$16.69
Closing market value	$18.17	$19.85	$19.66

Common shares outstanding at period end	6,105,008	6,151,451	6,121,374

PERFORMANCE RATIOS (Period End, annualized)
Return on average assets	0.93%	0.77%	0.82%
Return on average shareholders' equity	14.16%	10.72%	11.92%
Net interest margin	3.67%	3.46%	3.56%
Efficiency ratio	59.87%	67.53%	61.52%

	30-Jun	31-Dec	30-Jun
	2008	2007	2007
PERIOD END BALANCES

Assets	$1,594,495	$1,478,909	$1,432,452
Earning assets	$1,458,992	$1,352,219	$1,311,695
Gross loans	$1,079,047	$1,043,266	$1,010,745
Consumer Real Estate	$406,002	$397,371	$394,943
Commercial	$532,895	$492,302	$443,494
Consumer	$140,149	$153,593	$172,308
Investment securities	$370,959	$304,908	$297,114
Total deposits	$1,130,197	$1,092,740	$1,064,462
Noninterest bearing	$112,832	$97,976	$110,662
Interest bearing	$1,017,365	$994,764	$953,800
Shareholders' equity	$94,647	$104,665	$97,828

	30-Jun	31-Dec	30-Jun
	2008	2007	2007
CAPITAL RATIOS

Period end capital to risk-weighted assets:
Tier 1	11.20%	11.40%	11.46%
Total	12.38%	12.51%	12.53%

ASSET QUALITY
Net charge-offs for the quarter	$245	$559	$261
Nonperforming assets: (Period End)
Nonaccrual loans	$10,773	$5,443	$2,200
Restructured loans	$-	$-	$519
Loans 90 days past due and accruing	$1,716	$3,260	$1,419
Other real estate owned	$517	$825	$100
Total nonperforming assets and past due loans	$19,111	$16,896	$12,205
Allowance for credit losses
Allowance for credit losses to gross loans, at period end	0.83%	0.70%	0.64%
Nonperforming and 90 day past-due loans to total loans, at period end	1.16%	0.83%	0.36%
Nonperforming loans and 90 day past-due loans to total assets, at period end	0.78%	0.59%	0.25%